Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Elects Nina P. Jones And Bill Bayless To Board Of Trustees
The Company also announced the adoption of a New Principles-Based Board Refreshment Framework

Bethesda, MD, February 9, 2026 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company” or “Pebblebrook”) today announced the election of Nina P. Jones and Bill Bayless to the Board of Trustees. Ms. Jones's election is effective March 1, 2026. Mr. Bayless is expected to join the Board during the fourth quarter of 2026.

Ms. Jones retired from T. Rowe Price, a global investment manager with over $1 trillion in assets under management, where she most recently served as Vice President, Portfolio Manager of the U.S. Real Estate Equity Strategy. She has more than 15 years of real estate investing experience at T. Rowe Price, also serving as Portfolio Manager of the Global Real Estate Equity Strategy and as the global team leader for real estate. Before T. Rowe Price, Ms. Jones worked as a Senior Associate for KPMG LLP. Ms. Jones earned her BS in accounting and finance from the University of Maryland and her MBA from Columbia University's Graduate School of Business. She also earned the Certified Public Accountant designation.

Ms. Jones currently serves as a director of Simon Property Group (NYSE: SPG), a retail REIT and an S&P 500 company, and is a member of its audit committee. She also serves as a trustee of Equity Residential (NYSE: EQR), a multifamily REIT and an S&P 500 company, and is a member of its audit committee and the chair of its corporate governance committee.

“We’re excited to welcome Nina Jones to our Board,” said Jon E. Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “Nina brings an outstanding real estate securities background and a strong blend of public-company governance, audit expertise, and institutional investor perspective. Her experience as a portfolio manager and global real estate leader, combined with her service on the boards of Simon Property Group and Equity Residential, will be a valuable addition as we continue to execute our strategy and drive long-term shareholder value.”

Mr. Bayless is the Chief Executive Officer of Maslow Campus Communities and a widely recognized real estate operator and capital markets leader who helped build and institutionalize the modern student housing sector. Over his more than 35-year career, he has been involved in nearly $30 billion in real estate transactions. He co-founded American Campus Communities (formerly NYSE: ACC), a REIT, and led its growth from an early-stage platform into the first publicly traded student housing company. In 2022, he helped lead that company’s nearly $13 billion sale to Blackstone. Mr. Bayless has served in leadership roles across the REIT and multifamily industries, including on the Board of Governors of Nareit and within the National Multifamily Housing Council. He has been recognized for innovation and leadership, including as Ernst & Young National Entrepreneur of the Year (Real Estate, Construction & Hospitality - 2017).

“We’re excited to welcome Bill Bayless to Pebblebrook’s Board of Trustees, who is expected to officially join our board in the fourth quarter,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “Bill is a proven value creator with deep expertise across real estate, capital markets, and operational execution. He brings a highly relevant track record in M&A and complex transactions, and creating long-term shareholder value will be a tremendous asset as we continue to sharpen our strategy, strengthen our balance sheet, and pursue high-return opportunities for our shareholders.”

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ADOPTION OF NEW PRINCIPLES-BASED BOARD REFRESHMENT FRAMEWORK
The Company also announced a new principles-based board refreshment framework, designed to balance planned refreshment with ongoing evaluation to tailor the Board of Trustees' composition to Pebblebrook’s strategic outlook. The Company’s Nominating and Corporate Governance Committee will oversee the framework. Highlights of the new framework include:

▪Annual Board composition review: to evaluate independence, tenure mix, skills coverage, engagement, committee needs and company context;
▪Targeting average independent trustee tenure of 12 years or less by the 2027 Shareholder Meeting;
▪Annual refresh of the Board skills/experience matrix: to score the Board against the Company’s forward priorities and to define any need for temporary flexibility;
▪A rolling, multi-year succession plan: to identify anticipated transitions, desired capability additions and onboarding sequencing;
▪Annual Board, Committee, and individual evaluations: to review assessment evaluations and the overall compositions of the Board; and
▪Refreshment execution: to implement planned transitions.

Full framework details will be included in the 2026 Proxy Statement issued by the Company later this year.

To align with the Company’s 12-year average independent trustee tenure goal, Ron E. Jackson has announced that he will not stand for re-election at the 2026 Annual Meeting of Shareholders. In addition, one other current Pebblebrook independent trustee is expected not to stand for re-election at the 2027 Annual Meeting of Shareholders.

“On behalf of the entire Board and management team, I want to sincerely thank Ron for his outstanding service and leadership since our IPO in 2009,” said Jon Bortz, Chairman and Chief Executive Officer of Pebblebrook Hotel Trust. “Ron has been an extremely valuable trustee and partner since we started Pebblebrook. He brings a rare depth of operating experience combined with an endless entrepreneurial spirit across hospitality and leisure—from founding and leading Sunbelt Hotels to senior leadership roles at Resort Condominiums International and Chartwell Leisure, and most recently as President and CEO of Meadowbrook Golf, one of the leading golf operating companies in the southeast United States. We are grateful for Ron’s long-standing commitment to the Company and the critical perspective he has provided as we navigated multiple cycles.”

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 44 hotels, totaling approximately 11,000 guest rooms across 13 urban and resort markets.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of February 9, 2026. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit www.pebblebrookhotels.com

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